          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              APPLE COMPUTER, INC.
                (Name of Registrant as Specified in its Charter)

                              APPLE COMPUTER, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                              APPLE COMPUTER, INC.
                                     (LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 24, 1995

To Holders of Common Stock of
  Apple Computer, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Apple Computer, Inc., a California corporation ("Apple" or the "Company"), will be held on Tuesday, January 24, 1995 at 10:00 a.m., local time, at the Town Hall Auditorium in the Company's facilities at 4 Infinite Loop, Cupertino, California 95014, for the following purposes, as more fully described in the accompanying Proxy Statement:

          1. To elect five directors to Class I of the Board of Directors.

          2. To ratify the appointment of Ernst & Young LLP as independent auditors of Apple for the 1995 fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only shareholders of record as of the close of business on December 5, 1994 (the "Record Date") are entitled to receive notice of, to attend and to vote at the meeting. Shareholders, including those whose shares are held by a brokerage firm or in "street" name, will be asked to verify their shareholder status as of the Record Date upon entrance to the Annual Meeting. Accordingly, shareholders (or their legal representatives) attending the meeting should bring some form of identification to the meeting, such as a stock certificate, dividend check, proxy or power of attorney, evidencing such shareholder status as of the Record Date and, if applicable, the legal representative's right to represent the shareholder at the meeting.

     All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder's vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have previously returned a proxy card.

                                          Sincerely,

                                          (SIG)

                                          EDWARD B. STEAD
                                          Vice President, General Counsel and
                                          Secretary
Cupertino, California
December 12, 1994

                              APPLE COMPUTER, INC.
                                1 INFINITE LOOP
                          CUPERTINO, CALIFORNIA 95014

                                PROXY STATEMENT

INTRODUCTION

     The enclosed Proxy is solicited on behalf of the Board of Directors of Apple Computer, Inc., a California corporation ("Apple" or the "Company"), for use at Apple's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, January 24, 1995 at 10:00 a.m., local time, or at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Town Hall Auditorium in the Company's facilities at 4 Infinite Loop, Cupertino, California 95014.

     The Company's principal executive offices are located at, and the Company's complete mailing address is, 1 Infinite Loop, Cupertino, California 95014, and its telephone number is (408) 996-1010. Georgeson & Company, Inc., which is assisting with the mechanics of the return of the proxies, may be contacted at
(212) 440-9800.

     These proxy solicitation materials were mailed on or about December 12, 1994 to all shareholders entitled to vote at the Annual Meeting.

PROCEDURAL MATTERS

     Shareholders of record as of the close of business on December 5, 1994 (the "Record Date") are entitled to notice of, to attend and to vote at the Annual Meeting. There were 119,878,254 shares of Apple's Common Stock, no par value (the "Common Stock"), issued and outstanding on the Record Date. Each share has one vote on all matters. For information regarding holders of more than 5% of the outstanding Common Stock, see "INFORMATION ABOUT APPLE COMPUTER,
INC. -- Security Ownership of Certain Beneficial Owners and Management". The closing sale price of Apple Common Stock as reported on the Nasdaq National Market on the Record Date was 37 3/16 per share.

     A shareholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to Apple's Corporate Secretary at the Company's principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

     Apple will bear the cost of this solicitation. Apple has retained the services of Georgeson & Company, Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $12,500, plus out-of-pocket expenses. If it becomes necessary to make a second distribution of proxy cards and reminder notices to brokers and nominees of shareholders and/or to shareholders owning 10,000 shares or more, there would be additional charges, which could be significant. In addition, Apple will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telecopy or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

                     INFORMATION ABOUT APPLE COMPUTER, INC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth, as of November 30, 1994 (the "Table Date"), certain information with respect to the beneficial ownership of Apple's Common Stock. Table A sets forth information concerning all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company. Table B contains information concerning (i) each director of the Company; (ii) the Chief Executive Officer and each of the four other executive officers of the Company named in the Summary Compensation Table below under the heading "INFORMATION REGARDING EXECUTIVE COMPENSATION" (the "Named Officers"); and (iii) all directors and executive officers of the Company as a group. On the Table Date, 119,877,597 shares of Apple's Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

                   TABLE A: BENEFICIAL OWNERS OF MORE THAN 5%

                                                                     SHARES OF COMMON STOCK
                                                                       BENEFICIALLY OWNED
                                                                    -------------------------
                                                                     NUMBER OF     PERCENT OF
                                 NAME                                 SHARES         TOTAL
    --------------------------------------------------------------  -----------    ----------
    The Capital Group, Inc........................................  11,849,540(1)   9.88%
      333 South Hope Street
      Los Angeles, CA 90071

- ---------------

(1) Certain operating subsidiaries of The Capital Group, Inc., exercised investment discretion over various institutional accounts which held as of February 28, 1994, 11,849,540 shares of Apple (10.20% of the outstanding class). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 5,597,440 of said shares. Capital Research and Management Company and Capital International, Inc., registered investment advisers, and Capital International Limited, Capital International, S.A. and Capital International K.K., other operating subsidiaries, had investment discretion with respect to 5,435,000 shares, 8,000 shares, 291,800 shares, 517,300 shares, and 19,500 shares, respectively, of the above shares. The foregoing is based on the contents of a Schedule 13G dated March 9, 1994 filed with the Securities and Exchange Commission and a letter to the Company from The Capital Group, dated March 9, 1994.

              TABLE B: DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

                                                                    SHARES OF COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                                 ----------------------------
                                                                 NUMBER OF         PERCENT OF
                              NAME                                SHARES             TOTAL
    ---------------------------------------------------------    ---------         ----------
    Gilbert F. Amelio........................................          350               *
    James J. Buckley.........................................       76,740(1)            *
    Peter O. Crisp...........................................      337,181(2)            *
    Daniel L. Eilers.........................................       46,465(3)            *
    Ian Diery................................................       84,295(4)            *
    Bernard Goldstein........................................       25,500(5)            *
    Joseph A. Graziano.......................................       95,455(6)            *
    B. Jurgen Hintz..........................................        3,334(7)            *
    Katherine M. Hudson......................................          -0-               *
    Delano E. Lewis..........................................          -0-               *
    A.C. Markkula, Jr........................................    4,676,330(8)         3.90%
    Michael H. Spindler......................................      288,357(9)            *
    All directors and executive officers as a group (19
      persons)...............................................    5,919,829(10)        4.94%

- ---------------

* Less than 1%.

 (1) Includes 70,000 shares subject to outstanding options held by Mr. Buckley that were exercisable at the Table Date or within 60 days of such date.

 (2) Includes (i) 1,150 shares held by Mr. Crisp's wife, as to which shares he disclaims beneficial ownership, and (ii) 17,700 shares held in trust for Mr. Crisp's children, as to which shares he also disclaims beneficial ownership.

 (3) Includes 46,000 shares subject to outstanding options held by Mr. Eilers that were exercisable at the Table Date or within 60 days of such date, and includes 14 shares held by Mr. Eilers' wife, as to which Mr. Eilers disclaims beneficial ownership.

 (4) Includes 81,832 shares subject to outstanding options held by Mr. Diery that were exercisable at the Table Date or within 60 days of such date.

 (5) Includes 20,000 shares subject to an outstanding warrant held by Mr. Goldstein that was exercisable at the Table Date or within 60 days of such date.

 (6) Includes 95,455 shares subject to outstanding options held by Mr. Graziano that were exercisable at the Table Date or within 60 days of such date.

 (7) Includes 3,334 shares subject to an outstanding warrant held by Mr. Hintz that was exercisable at the Table Date or within 60 days of such date.

 (8) Includes shares held of record by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust dated December 12, 1990, which shares are beneficially owned by Mr. Markkula, and as to which shares he exercises shared voting power and shared investment power with his wife.

 (9) Includes 288,357 shares subject to outstanding options held by Mr. Spindler that were exercisable at the Table Date or within 60 days of such date.

(10) Includes 876,598 shares subject to outstanding options and warrants held by 19 executive officers and directors, which options and warrants were exercisable at the Table Date or within 60 days of such date.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange

Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that, during the fiscal year ended September 30, 1994, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements except that, based on information received by the Company, (i) one director, Mr. Peter Crisp, was one month late in reporting a transaction with respect to three sales of 1,000 shares each held in trusts for which a relative was a beneficiary, in which shares Mr. Crisp disclaims any beneficial interest, and (ii) a former director and Chief Executive Officer, Mr. John Sculley, was eleven months late in reporting certain transactions that occurred after he resigned as a director and officer of the Company but before his Section 16 reporting obligation ceased.

CHANGE OF CONTROL ARRANGEMENTS

     In the event of a "change in control" of Apple, all outstanding options under the Company's 1981 Stock Option Plan, 1986 Employee Incentive Stock Option Plan, 1987 Executive Long Term Stock Option Plan and 1990 Stock Option Plan will, unless otherwise determined by the Board of Directors, become exercisable in full, and will be cashed out at the applicable "change in control price". Under the 1993 Restricted Stock Plan, unvested shares pursuant to a previously granted award will become fully vested in the event of a "change in control" of Apple. A "change in control" under these plans is defined as the (i) acquisition by any person of 50% or more of the outstanding shares of Apple or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all the assets of Apple or the merger of Apple with or into another corporation.

DIRECTORS

     The name of, principal occupation of, and certain additional information about each of the five nominees and the four current directors with unexpired terms are set forth below.

                                                                                          DIRECTOR
                      NAME                       POSITION WITH THE COMPANY        AGE      SINCE
    -----------------------------------------  ------------------------------     ---     --------
    Class I Directors nominated for election or re-election at this Annual Meeting to serve a two-year term expiring in 1997:
    Gilbert F. Amelio........................  Director                           51        1994
    Joseph A. Graziano.......................  Executive Vice President
                                               and Chief Financial   Officer      51        1993
    B. Jurgen Hintz..........................  Director                           52        1994
    Katherine Hudson.........................  Director                           47        1994
    Michael H. Spindler......................  President and
                                               Chief Executive Officer            51        1991
    Class II Directors whose two-year term does not expire until the next Annual Meeting:
    Peter O. Crisp...........................  Director                           62        1980
    Bernard Goldstein........................  Director                           64        1991
    Delano E. Lewis..........................  Director                           56        1994
    A.C. Markkula, Jr. ......................  Chairman of the Board              52        1977

     Gilbert F. Amelio was appointed by the Board of Directors as a Class I director in November 1994. Dr. Amelio has been the President and Chief Executive Officer of National Semiconductor Corporation, a leading manufacturer of semiconductors, since 1991. Earlier, he served as president of Rockwell Communications System, a subsidiary of Rockwell International. He is currently a director of Chiron Corporation, the National Association of Manufacturers, the Electronics Industry Association, and the Semiconductor Industry Association.

     Peter O. Crisp has been a General Partner of Venrock Associates (a venture capital limited partnership) since 1969. He is also a director of American Superconductor Corporation, Echelon Corporation, Evans &

Sutherland Computer Corporation, Long Island Lighting Company, Thermedics, Inc., Thermo Electron Corporation, Thermo Power Corporation, ThermoTrex Corporation and the U.S. Trust Corporation.

     Bernard Goldstein has been a Managing Director of Broadview Associates, L.P. (an investment banking firm) since 1979. He is also a director of Franklin Electronic Publishers, Inc., SPSS, Inc., and Sungard Data Systems, Inc.

     Joseph A. Graziano was appointed by the Board of Directors as a Class I director in October 1993. He has served as Executive Vice President of Apple since November 1990 and as Chief Financial Officer since June 1989. He served as Senior Vice President of Apple from June 1989 to November 1990 and as Chief Financial Officer of Sun Microsystems, Inc. (a workstation manufacturer) from June 1987 to June 1989. He is also a director of IntelliCorp, Inc. and StrataCom, Inc.

     B. Jurgen Hintz was appointed by the Board of Directors as a Class I director in January 1994. Since 1991, he has served as Chief Executive Officer and as a director of Carnaud Metalbox, S.A., a French holding company with interests in the packaging industry. He is also a director of Carnaud Metalbox Asia Limited, and of Inchcape plc, which is engaged in international motor sales and related services. Mr. Hintz was previously Executive Vice President of the Procter & Gamble Corporation.

     Katherine M. Hudson was appointed by the Board of Directors as a Class I director in May 1994. She has been the President and Chief Executive Officer of
W. H. Brady Co., a manufacturer of coated products and industrial identification products, since January 1994. Prior to assuming her position at W. H. Brady Co., she was Vice President and General Manager, Professional Printing & Publishing Imaging, of Eastman Kodak Company.

     Delano E. Lewis was appointed by the Board of Directors as a Class I director in November 1994. He has served as President and Chief Operating Officer of the National Public Radio Corporation since January 1994. From 1988 to 1994 he was President of the C&P Telephone Company, a subsidiary of Bell Atlantic. He is currently a director of GEICO, the Colgate-Palmolive Company, the Chase Manhattan Bank, and BET Holdings.

     A.C. Markkula, Jr. has served as the Chairman of the Board of Apple since October 1993. He is also Chairman of the Board of ACM Aviation, Inc. (a fixed-base operation at San Jose International Airport) and has served in that role since 1980. He has been Vice Chairman of the Board of Echelon Corporation since 1989. In the past he served as Chairman of the Board, President and Chief Executive Officer of Echelon Corporation from 1988 to 1989; Vice Chairman of the Board of Apple from 1981 to 1993; President and Chief Executive Officer of Apple from 1981 to 1983; and Chairman of the Board of Apple from 1977 to 1981.

     Michael H. Spindler has served as Chief Executive Officer of Apple since June 1993 and as President since November 1990. He served as Chief Operating Officer of Apple from January 1990 to June 1993; Executive Vice President of Apple from January 1990 to November 1990; Senior Vice President of Apple from February 1989 to January 1990; President of Apple Europe from August 1988 to January 1990; Senior Vice President of Apple Europe from April 1988 to August 1988; Senior Vice President of Apple International from January 1988 to April 1988; and Senior Vice President of Apple International Sales and Marketing from November 1986 to January 1988. Mr. Spindler currently serves as a director of Bertelsmann AG and of Vidamed, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of Apple met a total of eight times during the fiscal year ended September 30, 1994. Apple's Board of Directors has standing audit, nominating and compensation committees.

     The Audit Committee of the Board of Directors consists of directors Crisp, Goldstein, Hintz, Hudson and Markkula, none of whom is an employee of the Company. It met four times during the last fiscal year. This Committee is primarily responsible for reviewing the services performed by Apple's independent auditors and internal audit department, and evaluating Apple's accounting policies and its system of internal controls.

     The Compensation Committee of the Board of Directors consists of directors Crisp, Goldstein, Hintz, Hudson and Markkula. It met four times during the last fiscal year. This Committee is primarily responsible for reviewing and recommending compensation to be paid to officers of the Company. See "REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

     The Nominating Committee of the Board of Directors consists of directors Crisp, Goldstein, Hintz, Hudson and Markkula. It met eight times during the last fiscal year. This Committee is primarily responsible for reviewing and recommending qualified candidates for election as directors to the Board of Directors. The Committee periodically reviews the size and makeup of the Board and makes appropriate recommendations to the Board based on perceived need, position description and candidate profile. In January and May 1994, the Committee recommended B. Jurgen Hintz and Katherine M. Hudson, respectively, for appointment as Class I Directors to fill vacancies. In November 1994, the Committee recommended Gilbert F. Amelio and Delano E. Lewis for appointment as Class I and Class II Directors, respectively, to fill vacancies. The Committee also recommended that the Board nominate Messrs. Graziano and Spindler for re-election as Class I Directors at this Annual Meeting. The Committee will consider nominees recommended by management, shareholders and others, and such recommendations may be delivered in writing to the attention of the Nominating Committee in care of the Corporate Secretary at the Company's principal executive offices.

     The Stock Option Committee of the Board of Directors consists of directors Crisp, Hudson and Markkula. It met five times and took action by written consent five times during the last fiscal year. It is primarily responsible for administering Apple's 1981 Stock Option Plan, 1986 Employee Incentive Stock Option Plan, 1987 Executive Long Term Stock Option Plan (the "ELTSOP"), 1990 Stock Option Plan (the "1990 Plan"), Employee Stock Purchase Plan and 1993 Restricted Stock Plan.

     During the last fiscal year, no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee, except that Ms. Hudson did not attend meetings of the Board and committees occurring on September 20, 1994 due to a commitment existing prior to her appointment as director.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid a retainer of $7,000 per quarter and a fee of $1,000 per Board meeting attended. No additional fees are paid for committee meetings. The Company also reimburses non-employee directors for travel and other incidental expenses incurred in attending meetings of the Board. In addition, A.C. Markkula, Jr. received $2,119.72 in the form of health insurance benefits during fiscal 1994.

     In fiscal 1991, the Company granted to Bernard Goldstein, a director of Apple, a five-year warrant to acquire up to 20,000 shares of Apple Common Stock at a per share price of $53.75, the fair market value of the Common Stock on the date of grant of the warrant. In fiscal 1994, the Company granted to each of Bernard Goldstein, B. Jurgen Hintz and Katherine M. Hudson, a warrant to acquire up to 10,000 shares of Apple Common Stock at a per share price of $29, $29 and $22 11/16, respectively, the fair market value of the Common Stock on the date of grant of the warrant. Each of these warrants vests over three years, based upon continued service as a director of the Company, and each of them expires 12 months after termination of service as a director or five years after the date of grant, whichever is earlier.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1990, the Company provided to Ian Diery, then Senior Vice President and President, Apple Pacific, a loan of $250,000, bearing interest at 8.85% per annum, with interest only due and payable in four annual installments of $22,125 each, with a balloon payment of principal and accrued unpaid interest due on December 1, 1994. Effective November 1, 1993, the interest rate on this loan was adjusted to 5.5%, and the due date for the balloon payment was extended to December 1, 1996. The loan was made to assist Mr. Diery in the purchase of a personal residence. The maximum principal amount of the loan outstanding during fiscal 1994, and the amount outstanding at the end of fiscal 1994, was $250,000.

     Apple has from time to time entered into employment arrangements with certain of its executive officers. The Named Officers with which the Company has such agreements, the dates of the agreements and a summary of the terms of such agreements are set forth in the following paragraphs:

     In April 1991, the Company entered into an agreement with Michael H. Spindler, then President and Chief Operating Officer, providing that, in the event of the termination of Mr. Spindler's employment with the Company for any reason other than termination for cause, the Company would purchase Mr. Spindler's house at a pre-arranged price of $2,850,000 (the "Payment"). Mr. Spindler purchased such house in May 1990 for a price of $3,000,000. The amount of the Payment was determined by appraisal. In the alternative, the Company may, in the event of such termination of employment, elect to act on Mr. Spindler's behalf with respect to any sale or conveyance of the house to any third party. If the Company sells Mr. Spindler's house on his behalf in a transaction in which the proceeds of such sale are less than the Payment, Apple agrees to pay the amount of such shortfall to Mr. Spindler in addition to the sale proceeds. If the Company sells Mr. Spindler's house on his behalf in a transaction in which the proceeds of such sale are greater than the Payment, the Company agrees to pay to Mr. Spindler, upon the consummation of such sale, the Payment plus an amount equal to the lesser of (i) the excess of the amount of the proceeds of such sale over the amount of the Payment, or (ii) $150,000. Mr. Spindler's agreement also provides that, in the event of the termination of Mr. Spindler's employment for any reason other than for cause, and in accordance with the Company's relocation policy, the Company will pay the reasonable costs of moving Mr. Spindler, his immediate family and his household goods to France.

     The Company has in effect an Executive Severance Plan, under which it may designate an executive officer as a participant in the plan if that executive officer is terminated by Apple due to Business Conditions. "Business Conditions" are defined as events or conditions that lead to the elimination or unavailability of jobs, other than pursuant to an Apple Redeployment Plan or Layoff Plan, and not including termination for cause. In general, an executive officer who is designated as a participant in the plan and who is terminated due to Business Conditions will receive a severance payment of between 4 and 12 months of pay, depending upon the length of such executive officer's service with the Company. A participating executive officer will also receive a portion of his or her target bonus for the then current fiscal year, on a prorated basis. In addition, a participating executive officer will receive job placement assistance and up to 12 months of paid medical and dental benefits following the date that he or she ceases to be an employee of the Company.

     See also "Compensation Committee Interlocks and Insider Participation".

COMPANY STOCK PERFORMANCE

     The following graph shows a five-year comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for Apple, the S&P 500 Composite Index (the "S&P 500") and the S&P Computer Index (the "Industry Index"). The graph assumes $100 was invested in each of the Company's Common Stock, the S&P 500 and the Industry Index on September 29, 1989 (the last trading day of Apple's fiscal year 1989). Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING SEPTEMBER 29, 1989

                                                                    S&P 500
      MEASUREMENT PERIOD          APPLE COM-                     COMPUTER IN-
    (FISCAL YEAR COVERED)         PUTER INC.        S&P 500           DEX
SEP-89                                     100             100             100
SEP-90                                      66              91              89
SEP-91                                     114             119              98
SEP-92                                     105             132              82
SEP-93                                      55             149              54
SEP-94                                      80             155              80

REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee believes that compensation of the Company's executive officers should be based on the general principles that the Company must:

          - motivate executive officers to strive for and achieve outstanding corporate performance in an increasingly competitive marketplace;

          - attract highly-qualified key management personnel; and

          - reward superior performance toward corporate and individual performance objectives with aggressive compensation levels.

     These principles were applied in fiscal year 1994 to decisions concerning executive compensation (including compensation of the Named Officers). In fiscal year 1994, executive officer compensation had two primary elements: cash compensation (divided into a base salary component and a bonus component) and equity-based compensation. These elements are discussed in more detail below. The cash compensation component of executive officers' compensation was determined by the Compensation Committee of the Board; the equity-based portion was determined by the Stock Option Committee of the Board.

CASH COMPENSATION

  Determination of Base Salary

     In July 1993, executive officers' base salaries were reduced by 5% to reflect business conditions within the Company. Base salaries for executive officers in fiscal year 1994 were frozen at the same level as base salaries were at the end of fiscal year 1993. This pay freeze was in effect until October 1994.

  Determination of Bonus Payout Amounts

     For fiscal year 1994, the Board of Directors adopted a performance-based bonus plan (the "1994 Bonus Plan") in which executive officers were measured solely on Company performance targets. Major emphasis in the 1994 Bonus Plan was placed on Pretax Operating Profit (PTOP) and Return on Net Assets (RONA) targets. Bonus plans differing slightly in the method of bonus calculation were in effect for each fiscal year since fiscal 1981; however, in previous years individual performance or divisional performance was included as a component of the overall calculation for some executive officers.

     The purpose of the 1994 Bonus Plan was to focus the efforts of senior management toward predetermined specific goals and objectives that are of critical importance to the success of the Company. More particularly, the 1994 Bonus Plan was intended to:

          - encourage participants to achieve outstanding results toward Company objectives by measuring executive officers solely on the basis of achievement of Company performance targets;

          - strengthen the ability of the Company to attract and retain high caliber, key management personnel; and

          - provide a leveraged compensation program based on performance towards Company objectives, with superior performance resulting in aggressive compensation levels.

     Under the 1994 Bonus Plan, bonus targets for executive officers were set individually, based on the pay level to which a particular officer was assigned. The target bonus established for all participants was based on Company performance measurements.

     Target payouts (less deductions and withholding) were set based on Company performance goals. The formula for determining bonuses was to use the weighted average percentage of actual achievement versus plan targets for PTOP and RONA for the second half of the fiscal year and to apply this percentage to six (6) month individual bonus targets. This resulted in all executive officers receiving 34.9% of their annual bonus target as a bonus payment.

     For a small percentage of executive officers, a relatively modest special recognition bonus was paid in addition to the six month formula-based bonus payment. The basis of this special recognition bonus was to recognize these executive officers for extraordinary individual performance that produced consistently outstanding individual results throughout the entire fiscal year.

     Under the 1994 Bonus Plan, no bonuses would have been awarded if there was no corporate operating profit or if there was a corporate operating loss. However, if Apple had reported no operating profit for fiscal year 1994, bonus awards might still have been made on a case-by-case basis upon recommendation of the Chief Executive Officer, with the consensus of the Compensation Committee.

EQUITY-BASED COMPENSATION

     Equity-based compensation of executive officers was determined primarily by the Stock Option Committee of the Board, upon consideration of recommendations made by the executive officers' direct managers and, in some cases, reviewed by other management and the Compensation Committee. In fiscal year 1994, executive officers of the Company were eligible to receive grants of stock options under two employee stock option plans administered by the Stock Option Committee: the ELTSOP and the 1990 Plan. In addition, executive officers were eligible to participate in the Company's Employee Stock Purchase Plan.

     The stated goal of the ELTSOP is to attract and retain, on a long-term basis, key executives of the Company through significant proprietary incentives based on the success of the Company. Executive officers at or above the level of Senior Vice President were eligible to participate in this plan. All options granted under the ELTSOP are intended to be nonstatutory stock options (as opposed to "incentive stock options") within the meaning of the Internal Revenue Code of 1986, as amended. The exercise price of any options granted under the ELTSOP is determined by the Stock Option Committee and must be at least 75% of the fair market value of Apple's Common Stock on the date the option is granted. All options granted under the ELTSOP to date have had exercise prices equal to 100% of the fair market value of the underlying Common Stock on the date of the grant. Generally, options granted under the ELTSOP do not vest or become exercisable until 18 months after the date of grant of the option. Thereafter, options generally vest cumulatively in increasing amounts on an annual basis over a period of seven more years (increasing from 8% in the first year of vesting to 18.2% in the last year of vesting), such that the option is fully vested and exercisable eight and one-half years after the date of grant, subject to earlier termination of the option upon termination of employment, and subject to automatic acceleration of vesting upon death or disability of the optionee or a change in control of Apple. All options granted under the ELTSOP expire ten years from the date of grant, unless previously terminated or unless a shorter term is provided in the option agreement.

     The 1990 Plan is designed to attract and retain high quality personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company, and to promote the success of the Company's business. Options are granted under the 1990 Plan at an exercise price equal to fair market value of the Company's Common Stock on the business day immediately preceding the date of the grant, and, in general, vest in increments over a period of three years after the date of grant of the option, subject to earlier termination of the option upon termination of employment and subject to automatic acceleration of vesting upon death of the optionee or a change in control of Apple. All options granted under the 1990 Plan expire ten years from the date of grant, unless previously terminated or unless a shorter term is provided in the option agreement.

     Recommendations for grants of options to individual executive officers were made based upon a market analysis of grants made to officers at similar levels of responsibility by other companies in the computer and high technology industry that the Company uses generally as comparables to determine compensation levels in the Company, and also in comparison to certain other companies in the software industry. The Company determined stock option awards for its executive officers based on a comparison of what officers in comparable positions at competing hardware and software companies receive in terms of the face value of the options at the time of grant, expressed as an annualized award size as a multiple of base salary.

     The Stock Option Committee awarded options to executive officers under the ELTSOP and the 1990 Plan in accordance with the goals of the respective plans, and upon a review of each officer's individual performance goals, achievements, and long-term potential to the Company. During fiscal year 1994, the Stock Option Committee awarded grants to two executive officers, one of whom was a Named Officer, under the ELTSOP. In fiscal year 1994, eight executive officers of the Company, two of whom were Named Officers, received option grants under the 1990 Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Compensation for the Company's Chief Executive Officer, Michael H. Spindler, during fiscal year 1994 was determined using the same criteria described above for executive officers generally. As with other executive officers, Mr. Spindler's base salary was frozen at the reduced pre-fiscal year level and his bonus was based on the same 34.9% payout.

     Mr. Spindler received a grant of 200,000 shares under the ELTSOP in fiscal year 1994, but did not receive any grant of shares under the 1990 Plan in fiscal year 1994.

           MEMBERS OF THE COMPENSATION COMMITTEE IN FISCAL YEAR 1994:

Peter O. Crisp, Chairman           Bernard Goldstein              B. Jurgen Hintz
Katherine M. Hudson                A.C. Markkula, Jr.

           MEMBERS OF THE STOCK OPTION COMMITTEE IN FISCAL YEAR 1994:

    A.C. Markkula, Jr.,             Peter O. Crisp                  Katherine M. Hudson
      Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee in fiscal year 1994 were Peter O. Crisp, Chairman of the Committee; Bernard Goldstein; B. Jurgen Hintz; Katherine
M. Hudson; and A.C. Markkula, Jr. No person who was an employee of the Company in fiscal year 1994 served on the Compensation Committee in fiscal year 1994. Mr. Markkula, currently Chairman of the Board of the Company and a member of the Compensation Committee, served as Apple's President and Chief Executive Officer from 1981 to 1983.

     See also "INFORMATION ABOUT APPLE COMPUTER, INC. -- Director Compensation".

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

     The following table summarizes compensation information for the last three fiscal years for Michael Spindler, President and Chief Executive Officer, as well as for the five other most highly compensated executive officers of Apple (together, the "Named Officers") based on salary plus bonus for the fiscal year ended September 30, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                         ANNUAL COMPENSATION                            COMPENSATION AWARDS
                       -------------------------------------------------------   ---------------------------------
 NAME AND PRINCIPAL                                             OTHER ANNUAL                        ALL OTHER
      POSITION         FISCAL YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#)   COMPENSATION ($)(1)
- ---------------------  -----------   ----------   ---------   ----------------   -----------   -------------------
Michael H.                 1994        684,922     249,500              --         200,000               --
  Spindler...........      1993        696,847     302,240              --              --               --
  President and Chief      1992        588,257     538,580               *         100,000                *
  Executive Officer
Ian Diery............      1994        467,436     136,680                         130,000            3,807
  Executive Vice           1993        476,859     193,434              --          75,000            3,505
  President and            1992        408,987     368,532               *         250,000                *
  General Manager,                                                       *
  Personal Computer
  Division

Joseph A. Graziano...      1994        410,231     104,230              --              --            4,400
  Executive Vice           1993        418,289     159,160              --              --            4,663
  President and            1992        363,763     324,284               *              --                *
  Chief Financial
  Officer

James J. Buckley.....      1994**      253,704     239,800         269,829(2)       65,000            4,079
  Senior Vice
  President
  and President,
  Apple USA

Daniel L. Eilers.....      1994**      301,744     169,250              --              --            4,639
  Senior Vice
  President;
  President
  and Chief
  Executive Officer,
  Claris Corporation

- ---------------
 * Disclosure of amounts in these columns for fiscal year 1992 is not required pursuant to the SEC's transition rules.

** Messrs. Buckley and Eilers became executive officers of the Company during fiscal year 1994. Disclosure of their compensation for prior years is not required pursuant to SEC rules.

(1) Amounts shown under "All Other Compensation" constitute matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.

(2) This amount consists of reimbursement of relocation expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information about option grants to the Named Officers for the fiscal year ended September 30, 1994. All options granted to the Named Officers during fiscal year 1994 were granted pursuant to the 1990 Plan, except the award of options to Michael Spindler, which was made pursuant to the ELTSOP. For a description of the material terms of options granted under the ELTSOP, see "REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION -- Equity-Based Compensation".

                        SECURITIES UNDERLYING OPTION/SAR
                           GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                           -----------------------------------------------------------     VALUE AT ASSUMED
                                              % OF TOTAL                                ANNUAL RATES OF STOCK
                                             OPTIONS/SARS                               PRICE APPRECIATION OF
                                              GRANTED TO       EXERCISE OR                  OPTION TERM(1)
                           OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION ----------------------
          NAME             GRANTED (#)     FISCAL YEAR (2)     ($/SH.)(3)      DATE       5% ($)     10% ($)
- -------------------------  ------------   ------------------   -----------   ---------  ----------  ----------
Michael H. Spindler......     200,000            4.25%            24.00       10/13/03   3,018,694   7,649,964
Ian Diery................      40,000            0.85%            23.75       10/12/03     597,450   1,514,055
                               90,000            1.91%            29.50       12/20/03   1,669,715   4,231,386
Joseph A. Graziano.......      --             --                   --           --          --          --
James J. Buckley.........      15,000            0.32%            23.75       10/12/03     224,044     567,771
                               30,000            0.64%            29.50       12/20/03     556,572   1,410,462
                               20,000            0.43%            33.875      01/26/04     426,076   1,079,761
Daniel L. Eilers.........      --             --                   --           --          --          --

- ---------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's Common Stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.

(2) Based on options to purchase an aggregate of 4,705,429 shares granted to all employees during fiscal year 1994.

(3) All options were granted at an exercise price equal to fair market value based on the closing market value of the Company's Common Stock on the business day immediately preceding the date of the grant.

AGGREGATED OPTION EXERCISES AND OPTIONS HELD BY THE NAMED OFFICERS

     The following table provides information about option exercises by the Named Officers in the last fiscal year and options held by each of them at fiscal year end.

                        SECURITIES UNDERLYING AGGREGATED
                    OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                            VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED            IN-THE-MONEY
                                                                   OPTIONS/SARS                 OPTIONS/SARS
                             SHARES                                AT FY-END (#)              AT FY-END ($)(2)
                          ACQUIRED ON         VALUE         ---------------------------   -------------------------
          NAME            EXERCISE (#)   REALIZED ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
- ------------------------  ------------   ----------------   -----------   -------------   ----------  -------------
Michael H. Spindler.....    --              --                388,357        330,851       1,806,663    2,071,741
Ian Diery...............    --              --                131,832        356,500         341,245      405,001
Joseph A. Graziano......    --              --                121,055        163,389         408,561      551,438
James J. Buckley........    --              --                 70,000         74,000         401,313      267,727
Daniel L. Eilers........    --              --                 46,000             --              --           --

- ---------------

(1) Market value of underlying securities (based on the fair market value of the Company's Common Stock on the Nasdaq National Market) at the time of exercise, minus the exercise price.

(2) Market value of securities underlying in-the-money options at fiscal 1994 year end (based on $33 11/16 per share, the closing price of the Company's Common Stock on the Nasdaq National Market on September 30, 1994), minus the exercise price.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for a Board of Directors with nine members, five in Class I and four in Class II. Class I currently consists of five directors who are serving two-year terms expiring on the date of this Annual Meeting, each of whom is standing for re-election. Class II currently consists of four directors who are serving two-year terms expiring in 1996. In each case, a director serves for the designated term and until his or her respective successor is elected and qualified.

     Five directors are to be elected at this Annual Meeting. The Board has nominated the five current members of the Board constituting Class I to be re-elected. Directors elected to Class I will serve two-year terms expiring in 1997. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors' five nominees below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director.

     The Board's nominees for re-election at this Annual Meeting as Class I directors are Gilbert F. Amelio, Joseph A. Graziano, B. Jurgen Hintz, Katherine
M. Hudson and Michael H. Spindler.

VOTE REQUIRED

     The five nominees for Class I directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RE-ELECTION OF GILBERT F. AMELIO, JOSEPH A. GRAZIANO, B. JURGEN HINTZ, KATHERINE M. HUDSON AND MICHAEL H. SPINDLER TO CLASS I OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                 PROPOSAL NO. 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit Apple's consolidated financial statements for the fiscal year ending September 29, 1995. At the Annual Meeting, the shareholders are being asked to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1995. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP or its predecessor has audited Apple's consolidated financial statements since the fiscal period ended September 30, 1977. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Apple knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                             SHAREHOLDER PROPOSALS

     Shareholders of Apple who intend to present proposals at Apple's next Annual Meeting of Shareholders must send such proposals to Apple for receipt no later than August 12, 1995 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                          THE BOARD OF DIRECTORS

Dated: December 12, 1994

                       (LOGO)        APPLE COMPUTER, INC.

(LOGO)printed on recycled paper